Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Forms S-8 (Nos 333-176438 and 333-183290) and Form S-3 (No. 333-183818) of American Midstream Partners, LP of our report dated April 16, 2013, except for the effects of discontinued operations discussed in Notes 1, 19, 20, 21 and 24, as to which the date is October 1, 2013, relating to the consolidated financial statements which appears in this Current Report on Form 8-K dated October 1, 2013.

/s/ PricewaterhouseCoopers LLP

Denver, Colorado
October 1, 2013